AMERICAN ABSORBENTS NATURAL PRODUCTS, INC.
                    EXHIBIT 2 - SUBSIDIARY OF THE REGISTRANT

       NAME                                  JURISDICTION OF INCORPORATION
-------------------------------          ------------------------------------
    American Absorbents, Inc.                                 Texas

The corporation listed is a wholly owned subsidiary of the Registrant, and is included in the consolidated financial statements.